SECURITIES AND EXCHANGE COMMISSION

			    WASHINGTON, D.C.  20549


				   FORM 8-K


				CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)       May 21, 1997



			     MINDEN BANCSHARES, INC.
	   (Exact Name of registrant as specified in its charter)



Louisiana                         000-21658                    72-0980704
(State or other            (Commission File Number)           (IRS Employer
jurisdiction of                                            Identification No.)
incorporation)

401 Main Street, Minden, Louisiana                    71055
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code     (318)  377-4283



(Former name or former address, if changed since last report.)


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On Wednesday, May 21, 1997, Minden Bank & Trust Company ("Minden Bank"), wholly owned subsidiary of Minden Bancshares, Inc. ("Bancshares"), acquired all of the outstanding common shares, the only class of issued securities, of First Federal Savings Bank ("First Federal") and merged it into Minden Bank under the terms of "Agreement and Plan of Acquisition" between Bancshares and Minden Bank and First Federal dated as of January 23, 1997. The acquisition was for the cash price of $5,411,000 which included assets of $35,333,000 and liabilities of $31,750,000 resulting in goodwill upon acquisition of $1,872,000.

The only facility acquired was the main office located at 6601 Youree Drive, Shreveport, Louisiana which will be operated as a branch of Minden Bank. This location provides Minden Bank with its fourth location in Shreveport and is in an area in which Minden Bank wanted to establish a branch facility and being a thrift institution with home mortgage lending operations will provide these services for our other three branch locations in Shreveport and also our locations in Minden and Sarepta, Louisiana. Upon acquisition, Minden Bank installed ATM equipment to provide the additional service at this location. All of the employees of First Federal were retained by Minden Bank.

Bancshare's consolidated assets at the time of acquisition were approximately $255,000,000 and with the acquisition will increase total assets to in excess of $285,000,000. The acquisition was made from funds previously invested daily in Federal funds sold and did not require the borrowing of funds nor was any stock issued in connection with the acquisition. None of the directors of First Federal will serve as directors of Bancshares or Minden Bank.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) and (b) Financial statements of the business acquired and the proforma financial information are not required since Bancshares files as a small business filer and the total assets acquired are less then twenty percent of consolidated assets prior to acquisition.

(c) Exhibits

     (2) Agreement and Plan of Acquisition between Minden Bancshares, Inc. and Minden Bank & Trust Company and First Federal Savings Bank dated as of January 23, 1997 is not included with this filing but a copy will be made available if requested by the Securities and Exchange Commission as Bancshares files as a small business filer.


				   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

					MINDEN BANCSHARES, INC.
					     (Registrant)



June 2, 1997                            By: Jack E. Byrd, Jr.
					    President and C.E.O.